Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP of Finance/Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Hydrocarbon Reports 2006 First Quarter Results

DENVER—May 8, 2006—MarkWest Hydrocarbon, Inc. (AMEX: MWP) (the “Company”) today reported net income of $2.8 million for the three months ended March 31, 2006, or $0.26 per diluted share, compared to net income of $1.5 million, or $0.14 per diluted share, for the first quarter of 2005.

The Company reports its operations under two business segments, MarkWest Hydrocarbon Standalone (“Standalone”) and MarkWest Energy Partners (the “Partnership”).

MarkWest Hydrocarbon’s share of net income attributable to MarkWest Energy Partners (net of the eliminating entry for non-controlling interest in net income of consolidated subsidiary) was $3.3 million in the first quarter of 2006, up from $0.9 million in the first quarter of 2005.

A key element of MarkWest Hydrocarbon’s activity is the cash distributions it receives on its ownership interest in MarkWest Energy Partners, L.P., which consists of approximately 2.5 million limited partner units, its 2% general partner interest and its incentive distribution rights. MarkWest Hydrocarbon received $3.6 million in distributions in the first quarter of 2006, which represents a 29% increase over the $2.8 million received in the first quarter of 2005.

The Standalone business segment consists of the Company’s natural gas liquid (NGL) marketing activities for our NGL’s extracted primarily at MarkWest Energy Partners Siloam facility, the management of our keep-whole contracts in Appalachia and a wholesale propane marketing business.  For the three months ended March 31, 2006, our Standalone segment reported a net loss of $0.5 million, a decrease of $1.1 million when compared to the $0.6 million of net income for the same period in 2005.  This result is summarized as follows:

•                  Our realized fractionation (frac) spread declined significantly compared to the prior year (approximately $0.09 per gallon in 2006 vs. approximately $0.25 per gallon in 2005).  When combined with a 1.7 million gallon reduction in sales, this amounted to a $7.5 million negative impact on segment net income.

•                  The revaluation of our long-term shrink obligation (a non-cash item) increased revenue by $4.1 million in the first quarter of 2006 compared to a $1.2 million decrease in 2005, resulting in a $5.3 million positive impact to the quarter-over-quarter comparison.  Our derivative activity, also a non-cash item, resulted in a negative $1.6 impact on our Standalone operations for the quarter, compared to none in 2005.

•                  Other areas, including SG&A, depreciation, interest and dividend income and our other marketing operations offset these declines by a combined $2.2 million.

•                  Non-cash compensation included in SG&A was $0.7 million for the first quarter in 2006 compared to $1.3 million for 2005.

In April 2006, the Company declared a stock dividend of one share of MarkWest’s common stock for each ten shares of common stock held by MarkWest’s common stockholders.  The stock dividend is to be paid on May 23, 2006, to the stockholders of record as of the close of business on May 11, 2006.  The ex-dividend date is May 9, 2006.  The Company also declared a quarterly cash dividend of $0.175 per share of its common stock for an implied annual rate of $0.70 per share to be paid on June 5, 2006, to shareholders of record as of May 26, 2006.  This quarterly cash dividend represents an increase of $0.05 per share over the previous quarter’s dividend.

“Our continued objective is to drive value for our MarkWest Hydrocarbon shareholders through the growth of MarkWest Energy Partners. The partnership had a very strong first quarter and we are very focused on continuing that performance,” said Frank Semple, President and Chief Executive Officer.  “Contributions to MarkWest Hydrocarbon’s net income from MarkWest Energy Partners was $3.3 million.  Additionally, through the ownership of the common units and GP interest, and since we are well into the 50% incentive distributions rights splits, Hydrocarbon’s distributions from the Partnership will continue to grow at a faster rate than the Partnership’s per unit growth rate.  The recent Partnership acquisitions and core assets are performing extremely well and there are significant opportunities for additional growth.  In addition to the strong distributable cash flow performance, we were also pleased with MarkWest Energy Partner’s recent rating as the top midstream service provider by the EnergyPoint Customer Satisfaction Research Survey.  Our frac spread business had a negative impact on MarkWest Hydrocarbon’s financial performance on a standalone basis when compared to the strong first quarter we experienced in 2005, primarily due to the very high cost of natural gas during the last quarter of 2005 and early 2006.  However, the spreads have improved during the last few months and the frac spread indicators look strong through the remainder of the year.  We have hedged in excess of 20 million gallons through the first quarter of 2007 and will continue to evaluate opportunities to lock in favorable margins.”

The Company will host a conference call on Tuesday, May 9, 2006, at 2:00 P.M. MDT to review its first quarter 2006 earnings.  Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time:  1-800-366-3908.  A replay of the call will be available through May 16, 2006by dialing 1-800-405-2236 and entering the following passcode: 11059923#.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2005 as filed with the SEC.

MarkWest Hydrocarbon, Inc.

Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(in thousands)

Revenues	$240,880	$138,260
Derivatives	(1,259)	93
Total Revenue	239,621	138,353

Operating expenses:
Purchased product costs	181,167	104,699
Facility expenses	13,704	9,260
Selling, general and administrative expenses	11,376	8,102
Depreciation	7,378	4,741
Amortization of intangible assets	4,016	2,095
Accretion of asset retirement obligation	25	10
Impairments	—	—
Total operating expenses	217,666	128,907

Income from operations	21,955	9,446

Other income (expense):
Income from unconsolidated subsidiary	945	—
Interest income	406	249
Interest expense	(11,044)	(3,704)
Amortization of deferred financing costs (a component of interest expense)	(825)	(536)
Dividend income	106	92
Miscellaneous income (expense)	2,242	87
Income (loss) from continuing operations before non-controlling interest in net income of consolidated subsidiary and income taxes	13,785	5,634

Income tax (expense) benefit
Current	493	—
Deferred	(902)	(770)
Income tax (expense) benefit	(409)	(770)

Non-controlling interest in net income of consolidated subsidiary	(10,544)	(3,325)

Net income	$2,832	$1,539

Net income per share:
Basic	$0.26	$0.14
Diluted	$0.26	$0.14

Weighted average number of outstanding shares of common stock:
Basic	10,821	10,766
Diluted	10,923	10,917

MarkWest Hydrocarbon, Inc.

Segment Income (Loss)

(in thousands)

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners	Eliminating Entries	Total
	(in thousands)
Three Months Ended March 31, 2006:
Revenues	$100,593	$156,743	$(17,715)	$239,621
Purchased product costs	$92,025	$100,797	$(11,655)	181,167
Net operating margin	8,568	55,946	(6,060)	58,454
Facility expenses	5,770	13,994	(6,060)	13,704
Selling, general and administrative expenses	3,038	8,338	—	11,376
Depreciation	205	7,173	—	7,378
Amortization of intangible assets	—	4,016	—	4,016
Accretion of asset retirement and sublease obligations	—	25	—	25
Income (loss) from operations	$(445)	$22,400	$—	$21,955

March 31, 2006:
Cash, cash equivalents and restricted cash	$11,809	$26,823	$—	$38,632
Marketable securities	6,378	—	—	6,378
Current assets	78,222	118,011	(6,707)	189,526
Total assets	110,779	1,019,322	(34,624)	1,095,477
Current liabilities	32,601	119,109	(6,706)	145,004
Total debt	—	592,500	—	592,500

Three Months Ended March 31, 2005:
Revenues	$64,521	$89,637	$(15,805)	$138,353
Purchased product costs	53,821	60,785	(9,907)	104,699
Net operating margin	10,700	28,852	(5,898)	33,654
Facility expenses	5,827	9,331	(5,898)	9,260
Selling, general and administrative expenses	3,463	4,639	—	8,102
Depreciation	415	4,326	—	4,741
Amortization of intangible assets	239,621	2,095	—	241,716
Accretion of asset retirement and lease obligations	—	10	—	10
Income from operations	$(238,626)	$8,451	$—	$(230,175)

March 31, 2005:
Cash, cash equivalents and restricted cash	$21,364	$15,184	$—	$36,548
Marketable securities	20,544	—	—	20,544
Current assets	74,485	51,231	(9,570)	116,146
Total assets	104,433	557,828	(33,892)	628,369
Current liabilities	27,410	54,611	(9,570)	72,451
Total debt	—	265,000	—	265,000

MarkWest Hydrocarbon, Inc.

Segment Balance Sheet

(in thousands)

	MarkWest		MarkWest
	Hydrocarbon		Energy	Eliminating
	Standalone		Partners	Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,809		$26,823	$—	$38,632

Marketable securities	6,378		—	—	$6,378
Receivables	30,255		78,615	(6,707)	$102,163
Inventories	10,539		5,517	—	$16,056
Other	19,241		7,056	—	$26,297
Total current assets	78,222		118,011	(6,707)	189,526

Property, plant and equipment, net	1,620		499,315	—	500,935

Investment in and advances to other equity investee	7,191		199	(7,191)	199
Other assets	3,020		401,797	—	404,817
Total assets	90,053		1,019,322	(13,898)	1,095,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	30,626		114,432	(6,707)	138,351
Fair value of derivative instruments	1,499		1,027	—	2,526
Deferred income taxes	477		—	—	477
Current portion of long term debt	—		3,650	—	3,650
Total current liabilities	32,602		119,109	(6,707)	145,004

Long-term debt	—		588,850	—	588,850
Non-controlling interest in consolidated subsidiary	508		—	302,972	303,480
Other long-term liabilities	15,127		1,200	—	16,327
Total liabilities	48,237		709,159	296,265	1,053,661

Total stockholders’ equity	41,816	#	310,163	(310,163)	41,816
Total liabilities and stockholders’ equity	$90,053		$1,019,322	$(13,898)	$1,095,477

MarkWest Hydrocarbon, Inc.

Segment Balance Sheet (continued)

(in thousands)

	December 31, 2005
	MarkWest	MarkWest
	Hydrocarbon	Energy	Eliminating
	Standalone	Partners	Entries	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$863	$20,105	—	$20,968
Marketable securities	6,070	—	—	6,070
Receivables	38,922	117,978	(11,361)	145,539
Inventories	26,946	3,554	—	30,500
Other	20,020	6,861	—	26,881
Total current assets	92,821	148,498	(11,361)	229,958

Property, plant and equipment, net	1,737	492,961		494,698
Investment in and advances to other equity investee	6,668	182	(6,668)	182
Other assets	3,014	404,452	—	407,466
Total assets	104,240	1,046,093	(18,029)	1,132,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	43,247	133,088	(11,361)	164,974
Fair value of derivative instruments	—	728	—	728
Deferred income taxes	362	—	—	362
Current portion of long term debt	—	2,738	—	2,738
Total current liabilities	43,609	136,554	(11,361)	168,802

Long-term debt	7,500	601,262	—	608,762
Non-controlling interest in consolidated subsidiary	508	—	300,507	301,015
Other long-term liabilities	12,641	1,102	—	13,743
Total liabilities	64,258	738,918	289,146	1,092,322

Total stockholders’ equity	39,982	307,175	(307,175)	39,982
Total liabilities and stockholders’ equity	$104,240	$1,046,093	$(18,029)	$1,132,304

MarkWest Hydrocarbon, Inc.

Operating Statistics

	Three Months Ended March 31,
	2006	2005
MarkWest Hydrocarbon Standalone:
Marketing
NGL product sales (gallons)	49,967,000	52,164,000

Wholesale
NGL product sales (gallons)(1)	27,196,000	19,672,332

MarkWest Energy Partners:
Southwest:
East Texas (2)
Gathering systems throughput (Mcf/d)	346,000	287,000
NGL product sales (gallons)	35,436,000	27,612,000

Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	87,600	67,000
Arapaho NGL product sales (gallons)	18,417,000	15,217,000

Other
Appleby gathering systems throughput (Mcf/d)	33,500	28,000

Other gathering systems throughput (Mcf/d)	19,100	17,000
Lateral throughput volumes (Mcf/d)(3)	49,700	52,000

Appalachia:
Natural gas processed for a fee (Mcf/d)(4)	205,000	210,000
NGLs fractionated for a fee (Gal/day)	449,000	462,000
NGL product sales (gallons)	10,482,000	10,765,000

Michigan:
Natural gas processed for a fee (Mcf/d)	6,300	6,900
NGL product sales (gallons)	1,449,000	1,563,000
Crude oil transported for a fee (Bbl/d)	14,000	14,100

Gulf Coast:(5)
Natural gas processed for a fee (Mcf/d)	120,000	NA
NGLs fractionated for a fee (Gal/day)	820,000	NA

(1)   Represents sales from our wholesale business.  Volumes are for the period since the Company started the line of business in February 2004.

(2)   The Partnership acquired its East Texas System in late July 2004.  Volumes are for the periods of time since the facility was acquired in 2004.

(3)   The Partnership acquired its Lubbock pipeline (a/k/a the PowerTex Lateral Pipeline) in September 2003 and its Hobbs lateral pipeline in April 2004.  The Lubbock and Hobbs pipelines are the only laterals owned that produce revenue on a per-unit-of-throughput basis.  We receive a flat fee from our other lateral pipelines and, consequently, the throughput data from these lateral pipelines is excluded from this statistic.

(4)   Includes throughput from our Kenova, Cobb, and Boldman processing plants.

(5)   The Partnership acquired its Javelina gathering system in November 2005.  Volumes are for the periods of time since the facility was acquired in 2005.